Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

THE RESTATED CERTIFICATE OF INCORPORATION

OF

HOVNANIAN ENTERPRISES, INC.

Hovnanian Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The Restated Certificate of Incorporation of the Corporation is hereby amended by changing Paragraph (5) of Section (a) of Article Fourth so that, as amended, said Paragraph of said Section of said Article shall be and read as follows:

“(5)     Merger, Consolidation, Etc.

In the event of a merger, consolidation, acquisition, tender offer, recapitalization, reorganization or other business combination to which the Corporation is a party (whether or not the Corporation is the surviving corporation), in which shares of Class A Common Stock and Class B Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same per share consideration pursuant to such merger, consolidation, acquisition, tender offer, recapitalization, reorganization or other business combination unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class. Nothing contained in this Paragraph (5) shall limit or restrict any conversion of shares of Class B Common Stock into shares of Class A Common Stock permitted by Section 3 above.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 13th day of March, 2018.

HOVNANIAN ENTERPRISES, INC.

By:	/s/ Michael Discafani
Name:	Michael Discafani
Title	Vice President, Corporate Counsel and Secretary